Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2009 FINANCIAL RESULTS
Full Year Net Income Quadruple Prior Year After Adjustments
KING OF PRUSSIA, PA — February 24, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the fourth quarter and twelve months ended December 31, 2009.
Fourth Quarter 2009 Highlights:
▪	Net income of $38.9 million, or $0.88 per diluted share

▪	Pro forma net income of $27.1 million, or $0.61 per diluted share, exclusive of after-tax adjustments of $11.8 million related to foreign tax credits, investment impairment, and other items

▪	Revenue of $76.4 million, a 30 percent increase over fourth quarter 2008
Full Year 2009 Highlights:
▪	Net income of $87.3 million, or $1.95 per diluted share

▪	Pro forma net income of $97.3 million, or $2.18 per diluted share, exclusive of after-tax adjustments of $10.1 million, related to repositioning charges, foreign tax credits, and other items

▪	Revenue of $297.4 million

▪	Free cash flow[1] of $284.3 million

▪	Ending cash and short-term investments totaling $409.8 million
“Our core business of developing and licensing our leading edge wireless technologies delivered exceptional fourth quarter and full year 2009 revenue growth and profitability,” stated William J. Merritt, President and Chief Executive Officer. “As a result, we enter 2010 in our strongest position ever. We intend to leverage this financial strength, our technical expertise, and innovative partnerships to continue to shape the future of mobile broadband through a suite of solutions to create more powerful and efficient networks and richer multimedia experiences.”

[1]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment, technology licenses, investments in patents, and unrealized (loss) gain on short-term investments. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation of free cash flow to GAAP results is provided at the end of this press release.
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“We anticipated many years ago that the popularity of mobile data would saturate traditional wireless networks,” continued Mr. Merritt. “Our team is addressing this bandwidth challenge with fundamental innovations in spectrum optimization, cross-network connectivity and mobility, and intelligent data delivery techniques, samples of which we demonstrated at the Mobile World Congress earlier this month. We intend to continue to be a high-value innovator in the industry, creating solutions that not only drive the performance of wireless networks, but also the value of our company.”
Fourth Quarter 2009 Summary
The company’s fourth quarter 2009 net income of $38.9 million, or $0.88 per diluted share, posted a substantial increase compared to net income of $3.8 million or $0.09 per diluted share in fourth quarter 2008. This year-over-year increase was driven by revenue contributions from new patent license agreements with Samsung (signed in January 2009) as well as Pantech and Cinterion and reduced operating expenses resulting from the company’s repositioning (announced on March 30, 2009).
Pro forma net income for fourth quarter 2009, which excludes the recognition of a $16.4 million tax benefit, a $3.9 million investment impairment, and other items noted in the company’s pro forma consolidated statement of income, totaled $27.1 million, or $0.61 per diluted share, reflecting an increase of $19.6 million, more than three times the company’s pro forma fourth quarter 2008 net income of $7.5 million, or $0.17 per diluted share.
Total revenue in fourth quarter 2009 totaled $76.4 million, a 30 percent increase from $58.7 million reported in fourth quarter 2008. Patent licensing royalties in fourth quarter 2009 of $72.6 million increased 36 percent over $53.6 million in fourth quarter 2008 primarily due to the new patent license agreement with Samsung signed in first quarter 2009, as well as revenue related to the new patent license agreements with Pantech and Cinterion signed in third quarter 2009. Technology solutions revenue decreased 25 percent to $3.8 million in fourth quarter 2009 from $5.1 million in fourth quarter 2008, driven by declines in services-related revenues derived from the SlimChip™ modem IP business. In fourth quarter 2009, 53 percent of total revenue of $76.4 million was attributable to companies that individually accounted for 10 percent or more of this amount, Samsung (34 percent) and LG (19 percent).
Fourth quarter 2009 operating expenses of $35.6 million decreased $18.3 million, or 34 percent, from $53.9 million in fourth quarter 2008. This reduction was due primarily to the company’s repositioning announced on March 30, 2009 and a fourth quarter 2008 adjustment to the company’s long-term performance-based cash incentive costs, both of which helped decrease development expenses by $17.1 million, or 56 percent year-over-year, from $30.4 million in fourth quarter 2008 to $13.3 million in fourth quarter 2009. Patent administration and licensing expenses increased 30 percent to $15.1 million in fourth quarter 2009 from $11.6 million in the comparable quarter 2008 due to higher levels of arbitration and litigation activity. Selling, general and administrative expenses declined from $11.9 million in fourth quarter 2008 to $5.6 million in fourth quarter 2009 primarily due to reduced long-term performance-based cash incentive costs, the fourth quarter 2008 establishment of a reserve for uncollectible accounts associated with the company’s SlimChip modem IP, and the fourth quarter 2009 partial release of that reserve.
Net interest and investment (loss) income was negative $3.2 million in fourth quarter 2009, a decrease of $3.8 million from fourth quarter 2008 due to a $3.9 million write-down of an investment and lower rates of return on the company’s investments.
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The company reported a net tax benefit in fourth quarter 2009 of $1.2 million, driven by the recognition of $16.4 million of foreign tax credits related to the company’s planned amendments of prior period income tax returns. Excluding these credits, the company’s effective tax rate for 2009 was approximately 40 percent compared to 34 percent for 2008. This increase was driven by non-deductible impairment charges recognized in fourth quarter 2009 and the absence of a research and development credit for 2009.
Twelve Months Summary
Net income for full year 2009 was $87.3 million, or $1.95 per diluted share, more than triple the $26.2 million, or $0.57 per diluted share, reported in 2008. This year-over-year increase was driven by revenue contributions from new patent license agreements with Samsung, Pantech, and Cinterion, as well as reduced operating expenses resulting from the company’s repositioning announced on March 30, 2009.
Pro forma net income for full year 2009, which excludes the repositioning charge of $38.6 million, recognition of a $16.4 million tax benefit, and other items noted in the company’s pro forma consolidated statement of income, totaled $97.3 million, or $2.18 per diluted share, reflecting an increase of $73.9 million, more than quadruple the company’s pro forma full year 2008 net income of $23.4 million, or $0.51 per diluted share.
For full year 2009, total revenues of $297.4 million increased 30 percent over 2008’s revenues of $228.5 million. Patent licensing revenues in 2009 increased to $287.6 million, a $71.1 million or 33 percent increase, over the $216.5 million reported in 2008. Growth in year-over-year patent licensing royalties was driven by the addition of $102.9 million in fixed-fee amortized royalty revenue from patent license agreements signed with Samsung and Pantech in 2009, offset by declines in per-unit royalty revenues of $17.7 million due to industry-wide declines in handset sales, specifically in Japan. Despite the overall decline in per-unit royalties, certain licensees with concentrations in the smartphone market reported increased royalties in 2009.
Technology solutions revenue decreased to $9.8 million in 2009 from $12.0 million in 2008, attributable to engineering service fees earned in 2008 associated with the company’s SlimChip modem IP that did not recur in 2009. This decrease was partially offset by an increase in royalties earned on the SlimChip modem IP related to product sales. During 2009, 62 percent of the company’s total revenue of $297.4 million was attributable to companies that individually accounted for 10 percent or more of total revenue, Samsung (33 percent), LG (19 percent), and Sharp (10 percent).
Operating expenses for 2009 were $144.9 million, a decrease of $47.0 million, or 25 percent, over $191.9 million in 2008, excluding a 2009 repositioning charge of $38.6 million. The repositioning, which the company announced on March 30, 2009, decreased development expenses by $34.9 million, or 35 percent year-over-year, from $98.9 million in 2008 to $64.0 million in 2009. Patent licensing and administration costs of $56.1 million decreased 12 percent year-over-year from $63.5 million in 2008, primarily due to the resolution of the company’s various disputes with Samsung and the third quarter 2008 resolution of the Nokia U.K. disputes.
Net interest and investment (loss) income was negative $1.2 million in 2009, a decrease from the $3.4 million in 2008, due to a $3.9 million write-down of an investment and lower rates of return on the company’s investments.
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Excluding the company’s fourth quarter 2009 recognition of $16.4 million in foreign tax credits, the company’s effective tax rate for 2009 was approximately 37 percent compared to 34 percent for 2008. This increase was driven by non-deductible impairment charges recognized in fourth quarter 2009 and the absence of a research and development credit for 2009.
In 2009, the company generated $284.3 million of free cash flow compared to $45.0 million in 2008. This free cash flow was driven by receipts of approximately $506.5 million related to patent licensing and technology solutions agreements, including the first two of four installments of $100.0 million from Samsung under the company’s January 2009 agreement and $182.4 million of prepayments received from two existing licensees. The cash receipts were partially offset by cash-based operating expenses, foreign withholding and estimated federal income taxes paid, and capital investments in the company’s development and patent-related initiatives. During 2009, the company repurchased approximately 1.0 million shares for $25.0 million under the $100.0 million share repurchase program authorized in March 2009.
First Quarter 2010 Outlook
Scott A. McQuilkin, Chief Financial Officer, commented, “In first quarter 2010, we expect to report revenues from existing agreements in the range of $78 million to $79 million. The expected increase of range does not include any potential impact from additional new agreements that might be signed during first quarter 2010 or additional royalties identified in regularly conducted audits.”
Due to the repositioning announced on March 30, 2009, the company reclassified its income statement presentation to better align its operating expense classifications with its ongoing activities. The company eliminated the General and administrative and Sales and marketing classifications within operating expenses and created the Selling, general and administrative classification. All costs previously reported under General and administrative have been reclassified to Selling, general and administrative, while Sales and marketing costs have been reclassified between Selling, general and administrative and Patent administration and licensing. Additionally, the company reclassified portions of its Development costs to Patent administration and licensing.
Conference Call Information
InterDigital® will host a conference call on Thursday, February 25, 2010 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2009 performance and other company matters. For a live Internet webcast of the conference call visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on February 25 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available for 30 days on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET February 25 through 1:00 p.m. ET March 2. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 2082454.
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About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading wireless companies.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “First Quarter 2010 Outlook” and other information regarding our current beliefs, plans and expectations, including, but not limited to, statements with respect to first quarter 2010 revenue and broadening our licensee base into new areas. Words such as “believe,” “will,” “expect,” “potential,” and “might” or similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties, or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing and technology solutions agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (iv) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and (v) unanticipated delays or difficulties in our technology development efforts. Risks and uncertainties that could cause the company’s actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as similar disclosures in the company’s subsequent Securities and Exchange Commission filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
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SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES	$76,429	$58,677	$297,404	$228,469

OPERATING EXPENSES:
Selling, general and administrative	5,611	11,882	24,777	33,452
Patent administration and licensing	15,090	11,638	56,127	63,492
Development	13,252	30,422	64,007	98,932
Repositioning	1,634	—	38,604	—
Arbitration and litigation contingencies	—	—	—	(3,940)

	35,587	53,942	183,515	191,936

Income from operations	40,842	4,735	113,889	36,533

OTHER (LOSS) INCOME:

Interest and investment (loss) income, net	(3,171)	643	(1,186)	3,429

Income before income taxes	37,671	5,378	112,703	39,962

INCOME TAX BENEFIT (PROVISION)	1,205	(1,549)	(25,447)	(13,755)

NET INCOME	$38,876	$3,829	$87,256	$26,207

NET INCOME PER COMMON SHARE — BASIC	$0.89	$0.09	$1.98	$0.58

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,124	43,243	43,295	44,928

NET INCOME PER COMMON SHARE — DILUTED	$0.88	$0.09	$1.95	$0.57

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	43,735	44,113	44,080	45,794

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SUMMARY CASH FLOW
(dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income before income taxes	$37,671	$5,378	$112,703	$39,962
Taxes paid	(145)	(7,436)	(44,853)	(23,125)
Depreciation, amortization, share-based compensation & asset impairment	11,213	8,577	67,157	34,697
Increase in deferred revenue	6,617	(944)	611,991	84,207
Deferred revenue recognized	(60,215)	(35,793)	(225,159)	(127,949)
(Decrease) Increase in operating working capital, deferred charges and other	(6,949)	10,234	(201,145)	78,019
Capital spending, technology licensing & patent additions	(10,951)	(12,248)	(36,424)	(40,825)

FREE CASH FLOW	(22,759)	(32,232)	284,270	44,986

Long-term investments	(650)	—	(650)	(651)
Tax benefit from shared-based compensation	1,321	510	3,880	1,502
Debt decrease	(74)	(67)	(1,877)	(1,589)
Repurchase of common stock	—	(15,098)	(25,020)	(82,331)
Proceeds from exercise of stock options	2,479	482	7,635	2,182
Unrealized (loss) gain on short-term investments	(234)	399	(92)	94

NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(19,917)	$(46,006)	$268,146	$(35,807)

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CONDENSED BALANCE SHEET
(dollars in thousands)

	December 31, 2009	December 31, 2008
Assets
Cash & short-term investments	$409,806	$141,660
Accounts receivable, less allowance of $1,500 & $3,000	212,905	33,892
Current deferred tax assets	68,500	49,002
Other current assets	11,111	16,467
Property & equipment and Patents (net)	129,569	123,782
Other long-term assets (net)	73,894	40,965

TOTAL ASSETS	$905,785	$405,768

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$584	$1,608
Accounts payable, accrued liabilities & taxes payable	58,567	46,283
Current deferred revenue	193,409	78,646
Long-term deferred revenue	474,844	181,056
Long-term debt & long-term liabilities	8,844	10,515

TOTAL LIABILITIES	736,248	318,108

SHAREHOLDERS’ EQUITY	169,537	87,660

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$905,785	$405,768

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The following pro forma statements of financial results exclude the items indicated. The company has provided these pro forma figures here and elsewhere in this press release because management regards these non-recurring items as not indicative of income for the period and believes that investors might share this viewpoint.
PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands except per share data)

	For the Twelve Months Ended			For the Twelve Months Ended
	December 31, 2009			December 31, 2008
	Actual	Adj.	Pro Forma	Actual	Adj.	Pro Forma

REVENUES	$297,404	—	$297,404	$228,469	(6,394)	$222,075

OPERATING EXPENSES:
Selling, general and administrative	24,777	2,132	26,909	33,452	(5,914)	27,538
Patent administration and licensing	56,127	288	56,415	63,492	6,680	70,172
Development	64,007	1,380	65,387	98,932	(6,016)	92,916
Repositioning	38,604	(38,604)	—	—	—	—
Arbitration and litigation contingencies	—	—	—	(3,940)	3,940	—

	183,515	(34,804)	148,711	191,936	(1,310)	190,626

Income from operations	113,889	34,804	148,693	36,533	(5,084)	31,449

OTHER (LOSS) INCOME:
Interest and investment (loss) income, net	(1,186)	3,900	2,714	3,429	745	4,174

Income before income taxes	112,703	38,704	151,407	39,962	(4,339)	35,623

INCOME TAX (PROVISION) BENEFIT	(25,447)	(28,616)	(54,063)	(13,755)	1,519	(12,236)

NET INCOME	$87,256	$10,088	$97,344	$26,207	$(2,820)	$23,387

NET INCOME PER COMMON SHARE — BASIC	$1.98		$2.21	$0.58		$0.52

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,295		43,295	44,928		44,928

NET INCOME PER COMMON SHARE — DILUTED	$1.95		$2.18	$0.57		$0.51

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,080		44,080	45,794		45,794

•	Adjustments to full year 2009 have been made to remove the following items, including the related tax effect:
o	Repositioning charge of $38.6 million

o	Recognition of foreign tax credits of $16.4 million

o	Write-down of investment of $3.9 million

o	Adjustment to reduce long-term cash incentive of $2.3 million

o	Reversal of bad debt expense of $1.5 million
•	Adjustments to full year 2008 have been made to remove the following items, including the related tax effect:
o	Adjustment to increase long-term cash incentive of $9.4 million

o	Recognition of $7.1 million of reinsurance reimbursement

o	Recognition of $6.4 million of deferred revenue for a licensee that exited the handset business

o	Reduction of arbitration and litigation contingencies by $3.9 million

o	Bad debt expense of $3.0 million

o	Write-down of investment of $0.7 million
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PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands except per share data)

	For the Three Months Ended			For the Three Months Ended
	December 31, 2009			December 31, 2008
	Actual	Adj.	Pro Forma	Actual	Adj.	Pro Forma

REVENUES	$76,429	—	$76,429	$58,677	(6,394)	$52,283

OPERATING EXPENSES:
Selling, general and administrative	5,611	500	6,111	11,882	(5,914)	5,968
Patent administration and licensing	15,090	—	15,090	11,638	(170)	11,468
Development	13,252	—	13,252	30,422	(6,016)	24,406
Repositioning	1,634	(1,634)	—	—	—	—
Arbitration and litigation contingencies	—	—	—	—	—	—

	35,587	(1,134)	34,453	53,942	(12,100)	41,842

Income from operations	40,842	1,134	41,976	4,735	5,706	10,441

OTHER (LOSS) INCOME:
Interest and investment (loss) income, net	(3,171)	3,900	729	643	—	643

Income before income taxes	37,671	5,034	42,705	5,378	5,706	11,084

INCOME TAX BENEFIT (PROVISION)	1,205	(16,798)	(15,593)	(1,549)	(1,997)	(3,546)

NET INCOME	$38,876	$(11,764)	$27,112	$3,829	$3,709	$7,538

NET INCOME PER COMMON SHARE — BASIC	$0.89		$0.62	$0.09		$0.17

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,124		43,124	43,243		43,243

NET INCOME PER COMMON SHARE — DILUTED	$0.88		$0.61	$0.09		$0.17

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	43,735		43,735	44,341		44,341

•	Adjustments to fourth quarter 2009 have been made to remove the following items, including the related tax effect:
o	Recognition of foreign tax credits of $16.4 million

o	Write-down of investment of $3.9 million

o	Repositioning charge of $1.6 million

o	Reversal of bad debt expense of $0.5 million
•	Adjustments to fourth quarter 2008 have been made to remove the following items, including the related tax effect:
o	Adjustment to increase long-term cash incentive by $9.4 million

o	Recognition of $6.4 million of deferred revenue for a licensee that exited the handset business

o	Bad debt expense of $3.0 million

o	Recognition of $0.3 million of reinsurance reimbursement
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The company’s short-term investments are comprised of high quality credit instruments including U.S. government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors might share this viewpoint.
This press release includes a summary cash flow statement that results in changes in both the company’s cash and short-term investment balances. In the summary cash flow statement and throughout this press release, we refer to free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net cash (used) provided by operating activities	$(11,808)	$(19,984)	$320,694	$85,811
Purchases of property, equipment, & technology licenses	(1,612)	(4,777)	(5,139)	(12,608)
Patent additions	(9,339)	(7,471)	(31,285)	(28,217)

Free cash flow	$(22,759)	$(32,232)	$284,270	$44,986

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800